UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Financial **discipline** Strategic **focus** Successful **execution**

ALLIANT ENERGY CORPORATION

Notice of 2005 Annual Meeting and Proxy Statement

Your vote is important!

ALLIANT ENERGY.

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Thursday, May 19, 2005

TIME:	1:00 p.m. (Central Daylight Time)

LOCATION:	Cedar Rapids Marriott 1200 Collins Road N.E. Cedar Rapids, Iowa 52402

SHAREOWNER INFORMATION

LOCAL (Madison, Wis., area)	(608) 458-3110

TOLL-FREE	(800) 356-5343

Alliant Energy Corporation

4902 North Biltmore Lane

P. O. Box 2568

Madison, WI 53701-2568

Phone: 608.458.3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Thursday, May 19, 2005, Alliant Energy Corporation (the “Company”) will hold its 2005 Annual Meeting of Shareowners at the Cedar Rapids Marriott, 1200 Collins Road N.E., Cedar Rapids, Iowa. The meeting will begin at 1:00 p.m. (Central Daylight Time).

Only shareowners of record at the close of business on March 30, 2005 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will:

1.	Elect three directors for terms expiring at the 2008 Annual Meeting of Shareowners; and

2.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If your shares are registered directly with the Company’s Shareowner Services Department, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

A copy of the Company’s 2004 Annual Report precedes this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated, mailed and made available on the

Internet on or about April 7, 2005.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Alliant Energy Corporation (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Thursday, May 19, 2005. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Alliant Energy Corporation?
A:	The Company is a public utility holding company whose primary first tier subsidiaries are Interstate Power and Light Company (“IP&L”), Wisconsin Power and Light Company (“WP&L”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on March 30, 2005 are entitled to vote at the Annual Meeting. As of the record date, 116,196,818 shares of the Company’s common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of the Company’s common stock held on the record date.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on the election of three nominees to serve on the Company’s Board of Directors for terms expiring at the 2008 Annual Meeting.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed director nominees.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If your shares are registered directly with the Company’s Shareowner Services Department, then you have three options to appoint a proxy:

•	By telephone;
•	By Internet; or
•	By mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker make available, in which case the bank or broker will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed director nominees.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What shares are included on the proxy card(s)?
A:	Your proxy card(s) covers all of your shares of the Company’s common stock, including any shares held in your account under the Company’s Shareowner Direct Plan. For present or past employees of IP&L, your proxy includes any shares held in your account under the IES Employee Stock Ownership Plan.

10. Q:	How is the Company’s common stock held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?
A:	For shares held in the 401(k) Savings Plan, you will receive a separate form of proxy from the trustee of the Plan.

11. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement.

12. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common stock on March 30, 2005 may attend the Annual Meeting. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

13. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of directors. If any other business is properly presented at the Annual Meeting, your proxy gives Erroll B. Davis, Jr., the Company’s Chairman and Chief Executive Officer, and F. J. Buri, the Company’s Corporate Secretary, authority to vote on such matters at their discretion.

14. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call the Company’s Shareowner Services Department at the shareowner information numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2005 to be filed with the Securities and Exchange Commission (“SEC”).

15. Q:	Are the Company’s 2004 Annual Report and these proxy materials available on the Internet?
A:	Yes. You can access the Company’s Web site at www.alliantenergy.com to view the 2004 Annual Report and these proxy materials.

16. Q:	How can I access future proxy materials and annual reports on the Internet?
A:	The Company is offering you the opportunity to consent to access its future notices of shareowner meetings, proxy materials and annual reports electronically through the Company’s Web site.

If you are a shareowner of record, you can consent to access these materials electronically to allow the Company to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by calling or writing the Company’s Shareowner Services Department, as the case may be, at the shareowner information numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. The Company will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

17. Q:	When are shareowner proposals for the 2006 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at the principal office of the Company by Dec. 8, 2005.

In addition, any shareowner who intends to present a proposal at the 2006 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws. The Company’s Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to the Corporate Secretary of the Company not later than 45 days in advance of the first annual anniversary of the date the Company first mailed its proxy statement to shareowners for the prior year’s annual meeting. Accordingly, the Company must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than Feb. 21, 2006. If the notice is received after Feb. 21, 2006, then the notice will be considered untimely and the Company is not required to present such proposal at the 2006 Annual Meeting. If the Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2006 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.

18. Q:	Who are the independent auditors of the Company and how are they appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors expects to appoint the independent auditors for 2005 later in the year.

19. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation at an estimated cost of $6,500 plus reimbursable out-of-pocket expenses.

20. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2004 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2004 Annual Report and proxy statement. Upon written or oral request, the Company will mail a copy of the 2004 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify the Company of your request by calling or writing the Company’s Shareowner Services Department, as the case may be, at the shareowner information numbers shown at the front of this proxy statement or at the address of the Company shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected for terms expiring in 2008. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are: William D. Harvey, Singleton B. McAllister and Anthony R. Weiler. Each of the nominees is currently serving as a director of the Company. Each person elected as a director will serve until the Annual Meeting of Shareowners of the Company in 2008, or until his or her successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2004), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

WILLIAM D. HARVEY Age 55	Director since 2005 Nominated term expires in 2008
Mr. Harvey has served as President and Chief Operating Officer of the Company and Chief Operating Officer of IP&L, WP&L and Resources since January 2004, and President of Resources since January 2005. He previously served as Executive Vice President – Generation for the Company, IP&L and Resources and President of WP&L from 1998 to January 2004. He also previously served at WP&L as Senior Vice President from 1993 to 1998, Vice President and General Counsel from 1990 to 1993 and Vice President and Associate General Counsel from 1986 to 1990. He was recommended as a nominee by the Nominating and Governance Committee and appointed as a Director of the Company, IP&L, WP&L and Resources in January 2005 in connection with the Company’s succession plan.

SINGLETON B. MCALLISTER Age 52	Director since 2001 Nominated term expires in 2008
Ms. McAllister has been a partner in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP since 2003. She was previously a partner at Patton Boggs LLP, a Washington, D.C. law firm, from 2001 to 2003. From 1996 until 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She was also a partner at Reed, Smith, Shaw and McClay where she specialized in government relations and corporate law. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of IP&L (or predecessor companies), WP&L and Resources since 2001. Ms. McAllister is Chairperson of the Compensation and Personnel Committee.

ANTHONY R. WEILER Age 68	Director since 1998 Nominated term expires in 2008

Mr. Weiler is Chairman and President of A. R. Weiler Co. LLC, a consulting firm for home furnishings organizations. He was previously a Senior Vice President of Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Va. He is a Director of the Retail Home Furnishings Foundation.
Mr. Weiler has served as a Director of IP&L (or predecessor companies) since 1979 and of WP&L and Resources since 1998. Mr. Weiler is Chairperson of the Nominating and Governance Committee and the Lead Independent Director.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

ERROLL B. DAVIS, JR. Age 60	Director since 1982 Term expires in 2006
Mr. Davis has served as Chairman of the Board since 2000 and as Chief Executive Officer of the Company since 1990. He also served as President of the Company from 1990 through 2003. Mr. Davis joined WP&L in 1978 and served as President of WP&L from 1987 to 1998. He was elected Chief Executive Officer of WP&L in 1988. He has also served as Chief Executive Officer of Resources and IP&L (or predecessor companies) since 1998. He is a member of the Boards of Directors of BP p.l.c.; PPG Industries, Inc.; Union Pacific Corporation; Electric Power Research Institute; the Edison Electric Institute; and the U. S. Olympic Committee. Mr. Davis has served as a Director of WP&L since 1984, of Resources since 1988 and of IP&L (or predecessor companies) since 1998.

MICHAEL L. BENNETT Age 51	Director since 2003 Term expires in 2007
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. From 1997 to 2001, he was Executive Vice President and Chief Operating Officer of Terra Industries Inc. He also serves as Chairman of the Board for Terra Nitrogen Corp., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of IP&L, WP&L and Resources since 2003. Mr. Bennett is Chairperson of the Audit Committee.

ANN K. NEWHALL Age 53	Director since 2003 Term expires in 2006
Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation, a cellular communications corporation located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. Prior to assuming her current positions, she served as Senior Vice President and General Counsel from 1999 to 2000. She was previously a shareholder and President of the Moss & Barnett law firm in Minneapolis, Minn. Ms. Newhall has served as a Director of IP&L, WP&L and Resources since 2003.

DAVID A. PERDUE Age 55	Director since 2001 Term expires in 2007
Mr. Perdue is Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a sales organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. Pillowtex filed for bankruptcy in July 2003 after emerging from a previous bankruptcy in May 2002. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of IP&L (or predecessor companies), WP&L and Resources since 2001.

JUDITH D. PYLE Age 61	Director since 1992 Term expires in 2007
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of WP&L since 1994, of Resources since 1992 and of IP&L (or predecessor companies) since 1998.

ROBERT W. SCHLUTZ Age 68	Director since 1998 Term expires in 2006

Mr. Schlutz is President of Schlutz Enterprises, Inc., a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a Director of IP&L (or predecessor companies) since 1989, and of WP&L and Resources since 1998. Mr. Schlutz is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; and Capital Approval Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on the Company’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from the Company’s Corporate Secretary. The following is a description of each of these committees:

Audit Committee

The Audit Committee held seven meetings in 2004. The Committee currently consists of M. L. Bennett (Chair), S. B. McAllister, A. K. Newhall and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Mr. Bennett and one additional Audit Committee member qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of the Company’s independent auditors.

Compensation and Personnel Committee

The Compensation and Personnel Committee held four meetings in 2004. The Committee currently consists of S. B. McAllister (Chair), M. L. Bennett, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards. This Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance and determines and approves as a committee, or together with the other independent directors, the CEO’s compensation level based on the evaluation of the CEO’s performance. In addition, the Committee has responsibilities with respect to the Company’s executive compensation and incentive programs and management development programs.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 2004. The Committee currently consists of A. R. Weiler (Chair), K. C. Lyall, A. K. Newhall and R. W. Schlutz. Each of the members of the Committee is independent as defined by the NYSE listing standards. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and the Company’s management; and (5) advise the Board with respect to other matters relating to corporate governance of the Company.

In making recommendations to the Company’s Board of Directors of nominees to serve as directors, the Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values.

•	have the ability to exercise sound business judgment.

•	be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.

•	be independent of any particular constituency, be able to represent all shareowners of the Company and be committed to enhancing long-term shareowner value.

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•	Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with the Company’s Nominating and Governance Committee Charter and the Corporate Governance Principles.

The Company and the Committee maintain a file of recommended potential director nominees which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. The Company’s Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held two meetings in 2004. The Committee currently consists of R. W. Schlutz (Chair), K. C. Lyall, J. D. Pyle and A. R. Weiler. The Committee’s responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company’s nuclear generating station investments, including planning and funding for decommissioning of the plants. The Committee also reviews health and safety-related policies, activities and operational issues as they affect employees, customers and the general public.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2004. The Committee currently consists of M. L. Bennett, D. A. Perdue and A. R. Weiler. Mr. Davis is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held nine meetings during 2004. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Davis’ performance as CEO on an annual basis.

Board members are expected to attend the Company’s Annual Meeting. All Board members were present for the Company’s 2004 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on the Company’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from the Company’s Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of the Company.

•	A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company).

•	A director, or a family member of the director, is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years; or a family member of a director is employed by an internal or external auditor of the Company but does not participate in such auditor’s audit, assurance or tax compliance practice.

•	A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

Based on these standards, the Board of Directors has affirmatively determined by resolution that each of the Company’s directors (other than Mr. Davis, the Company’s Chairman and CEO, and Mr. Harvey, the Company’s President and COO) has no material relationship with the Company and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee shall be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Weiler is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of Company management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to the Company’s Corporate Secretary, who will post such communications directly to the Company’s Board of Directors’ Web site.

Ethical and Legal Compliance Policy

The Company has adopted a Code of Ethics that applies to all employees, including its CEO, COO, Chief Financial Officer and Chief Accounting Officer, as well as its Board of Directors. The Company makes its Code of Ethics available, free of charge, on the Company’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from the Company’s Corporate Secretary. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Ethics by posting such information on its Web site address stated above under the “Corporate Governance” caption.

COMPENSATION OF DIRECTORS

No retainer fees are paid to Mr. Davis or Mr. Harvey for their service on the Company’s Board of Directors. In 2004, all other directors (the “non-employee directors”), each of whom served on the Boards of the Company, IP&L, WP&L and Resources, received an annual retainer for service on all four Boards consisting of $70,000 in cash. Also, in 2004, the Chairperson of the Audit Committee received an additional $7,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer. Travel expenses incurred by the Directors are paid for each meeting attended.

In 2005, the non-employee directors will each receive a cash retainer of $85,000. In 2005, the Chairperson of the Audit Committee will receive an additional $10,000 cash retainer; the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees will each receive an additional $5,000 cash retainer; other members of the Audit Committee will each receive an additional $3,500 cash retainer; and the Lead Independent Director will receive an additional $15,000 cash retainer.

Each Director is encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of the Company’s common stock pursuant to the Company’s Shareowner Direct Plan or to defer such amount through the Company stock account in the Director’s Deferred Compensation Plan.

Director’s Deferred Compensation Plan

Under the Director’s Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Amounts deposited to a Company Stock Account are treated as though invested in the common stock of the Company and will be credited with dividends, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board.

Director’s Charitable Award Program

The Company maintains a Director’s Charitable Award Program for certain members of its Board of Directors beginning after three years of service. The participants in this Program currently are E. B. Davis, K. C. Lyall, D. A. Perdue, J. D. Pyle and A. R. Weiler. S. B. McAllister has enrolled in the Program and is expected to become a participant. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions. Under the Program, when a director dies, the Company will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company. The Board has terminated this Program for all new directors who join the Board after Jan. 1, 2005.

Director’s Life Insurance Program

The Company maintains a split-dollar Director’s Life Insurance Program for non-employee directors. The participants in this Program currently include K. C. Lyle, J. D. Pyle and A. R. Weiler. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to the Company. The imputed income allocations reported for each director in 2004 under this Program were as follows: K. C. Lyall — $528, J. D. Pyle — $29, and A. R. Weiler — $50. In November of 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of the Company’s common stock beneficially owned by (1) the executive officers listed in the Summary Compensation Table, (2) all director nominees and directors of the Company and (3) all director nominees, directors and executive officers as a group as of Feb. 28, 2005. The directors and executive officers of the Company as a group owned 1.5% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
James E. Hoffman	122,798	(3)(4)
Eliot G. Protsch	210,089	(3)
Barbara J. Swan	149,575	(3)

Director Nominees
William D. Harvey	218,536	(3)
Singleton B. McAllister	5,054	(3)
Anthony R. Weiler	17,888	(3)

Directors
Michael L. Bennett	3,482	(3)
Erroll B. Davis, Jr.	799,433	(3)
Katharine C. Lyall	16,567	(5)
Ann K. Newhall	7,408	(3)
David A. Perdue	7,518	(3)
Judith D. Pyle	14,111
Robert W. Schlutz	21,271	(3)

All Executive Officers and Directors as a Group
16 people, including those listed above	1,796,038	(3)

(1)	Total shares of Company common stock outstanding as of Feb. 28, 2005, were 116,183,026.

(2)	Stock ownership of Mr. Davis is shown with the directors and stock ownership for Mr. Harvey is shown with the director nominees.

(3)	Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Davis — 9,435, Mr. Harvey — 2,826, Mr. Weiler — 1,389 and Mr. Protsch — 845; shares of common stock held in deferred compensation plans: Mr. Bennett — 3,082, Mr. Davis — 50,744, Mr. Harvey — 29,011, Ms. McAllister — 2,104, Ms. Newhall — 6,110, Mr. Perdue — 7,518, Mr. Schlutz — 9,797, Mr. Weiler — 6,707, Mr. Hoffman — 17,138, Mr. Protsch — 35,235 and Ms. Swan — 21,526 (all executive officers and directors as a group — 200,180); and stock options exercisable on or within 60 days of Feb. 28, 2005: Mr. Davis — 667,566, Mr. Harvey — 149,977, Mr. Hoffman — 98,324, Mr. Protsch — 139,157 and Ms. Swan — 110,644 (all executive officers and directors as a group — 1,338,999).

(4)	Mr. Hoffman resigned from the Company effective Feb. 4, 2005.

(5)	Ms. Lyall will retire as a director at the 2005 Annual Meeting.

The following table sets forth information, as of Dec. 31, 2004 regarding beneficial ownership by the only persons known to the Company to own more than 5% of the Company’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Franklin Resources, Inc. (and certain affiliates) One Franklin Parkway San Mateo, CA 94403	6,411,600	0	6,411,600	0	6,411,600	5.6%
Hotchkis & Wiley Capital Management, LLC (and certain affiliates) 725 South Figueroa Street 39th Floor Los Angeles, CA 90017-5439	5,382,800	0	6,566,600	0	6,566,600	5.7%

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by the Company and its subsidiaries to the Chief Executive Officer and certain other executive officers of the Company for all services rendered during 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards (2)		Payouts
Name and Principal Position	Year	Base Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards (3)	Securities Underlying Options (Shares)	LTIP Payouts	All Other Compensation(4)
Erroll B. Davis, Jr. Chairman and Chief Executive Officer	2004 2003 2002	$749,019 685,000 685,000	$375,197 0 0	$74,987 14,949 17,582	$300,453 0 0	234,732 151,687 151,687	$0 0 0	$138,719 45,253 45,485
William D. Harvey President and Chief Operating Officer	2004 2003 2002	459,442 290,000 282,500	206,805 0 0	6,246 5,954 7,707	100,143 0 0	73,454 26,642 26,642	0 0 0	48,896 15,562 17,599
Eliot G. Protsch Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	364,539 290,000 282,500	142,167 0 0	6,014 4,825 6,131	149,981 0 0	40,996 26,642 26,642	0 0 0	43,611 15,605 16,318
Barbara J. Swan Executive Vice President and General Counsel	2004 2003 2002	298,674 265,000 260,000	110,791 0 0	5,255 0 6,716	100,143 0 0	32,026 24,705 24,705	0 0 0	18,843 14,536 16,356
James E. Hoffman (5) Executive Vice President	2004 2003 2002	301,269 290,000 282,500	91,954 0 0	9,101 9,133 11,510	100,143 0 0	32,130 26,642 26,642	0 0 0	20,444 16,497 16,970

(1)	Other Annual Compensation consists of income tax gross-ups for split-dollar life insurance and, for Mr. Davis only, air travel. Certain personal benefits provided by the Company to the executive officers named in the Summary Compensation Table above are not included in the Table. The aggregate amount of such personal benefits for each such executive officer in each year reflected in the Table did not exceed the lesser of $50,000 or 10% of the sum of such executive officer’s base salary and bonus in each respective year.

(2)	Awards made in 2004 were in addition to performance share awards as described in the table entitled “Long-Term Incentive Awards in 2004.”

(3)	The amounts in the Summary Compensation Table above for restricted stock in 2004 represent the market value based on the closing price of the Company’s common stock on the date of the grants. The restricted stock awards are subject to (i) two year cliff vesting in the case of 2,008 shares for Mr. Protsch, and (ii) the remaining awards are subject to three year cliff vesting. Pursuant to his Severance Agreement and Release, Mr. Hoffman’s shares of restricted stock were vested in full on Feb. 4, 2005. See “Certain Agreements.” As of Dec. 31, 2004, the total number of shares of restricted common stock (and their market value based on the closing price of the Company’s common stock on that date) held by each executive officer listed in the Summary Compensation Table above were as follows: Mr. Davis, 11,605 shares ($331,903); Mr. Harvey, 3,868 shares ($110,625); Mr. Protsch, 5,876 shares ($168,054); Ms. Swan, 3,868 shares ($110,625); and Mr. Hoffman, 3,868 shares ($110,625).

(4)	The table below shows the components of the compensation reflected under this column for 2004:

	Erroll B. Davis, Jr.	William D. Harvey	Eliot G. Protsch	Barbara J. Swan	James E. Hoffman
A.	$22,672	$6,580	$8,140	$6,272	$1,963
B.	95,649	35,096	28,058	7,500	13,398
C.	8,470	3,244	1,373	1,095	1,107
D.	11,928	3,976	6,040	3,976	3,976
Total	$138,719	$48,896	$43,611	$18,843	$20,444

A.	Matching contributions to 401(k) Savings Plan and Deferred Compensation Plan
B.	Split dollar life insurance premiums
C.	Life insurance coverage in excess of $50,000
D.	Dividends earned in 2004 on restricted stock

(5)	Mr. Hoffman resigned as Executive Vice President of the Company effective Feb. 4, 2005. In connection with his resignation, Mr. Hoffman entered into a Severance Agreement and Release with the Company. See “Certain Agreements.”

STOCK OPTIONS

The following table sets forth certain information concerning stock options granted during 2004 to the executives named below:

STOCK OPTION GRANTS IN 2004

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Grant Date (1)	Number of Securities Underlying Options Granted (2)	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share)	Expiration Date	5%	10%
Erroll B. Davis, Jr.	01/02/04 01/02/04 02/09/04	146,917 74,413 13,402	21.6 11.0 2.0	% % %	$24.90 31.54 25.93	01/02/14 01/02/14 01/02/14	$2,300,720 671,205 215,638	$5,829,667 2,458,606 544,925
William D. Harvey	01/02/04 02/09/04	50,938 22,516	7.5 3.3	% %	24.90 25.93	01/02/14 01/02/14	797,689 362,282	2,021,220 915,501
Eliot G. Protsch	01/02/04 02/09/04	31,099 9,897	4.6 1.5	% %	24.90 25.93	01/02/14 01/02/14	487,010 159,243	1,234,008 402,412
Barbara J. Swan	01/02/04 02/09/04	28,418 3,608	4.2 0.5	% %	24.90 25.93	01/02/14 01/02/14	445,026 58,053	1,127,626 146,701
James E. Hoffman (4)	01/02/04 02/09/04	31,099 1,031	4.6 0.2	% %	24.90 25.93	01/02/14 01/02/14	487,010 16,589	1,234,008 41,920

(1)	The three separate grants are as follows: (a) All of the named executives received options on Jan. 2, 2004 as part of the Company’s annual long-term incentive (LTI) grant; (b) On Jan. 2, 2001, Mr. Davis was granted options that inadvertently exceeded the individual limit for option grants under the applicable plan by 74,413 shares. These options had an exercise price of $31.54, the fair market value of the Company’s common stock at the time of grant. The Company determined that the options in excess of the individual limit were not valid, so on Jan. 2, 2004, to make him whole, the Compensation Committee granted Mr. Davis 74,413 options from the current plan, at the same exercise price of $31.54; and (c) Supplemental grants of options were made on Feb. 9, 2004, to all named executives to adjust target values for the 2004 LTI awards to account for new salaries, target incentive changes and/or promotions.

(2)	Consists of non-qualified stock options to purchase shares of Company common stock. Options vest as outlined below. Upon a “change in control” of the Company or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

Jan. 2, 2004 grant for all named executives	-	1/3rd vests 1/2/05, 1/3rd vests 1/1/06, 1/3rd vests 1/1/07
Jan. 2, 2004 replacement grant for Mr. Davis	-	100% vests 1/2/05 (same vesting date used for prior grant)
Feb. 9, 2004 grant for all named executives	-	1/3rd vests 2/9/05, 1/3rd vests 1/1/06, 1/3rd vests 1/1/07

(3)	The hypothetical potential appreciation shown for the named executives is required by rules of the SEC. The amounts shown do not represent the historical or expected future performance of the Company’s common stock. Rather, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company’s common stock would be as follows for each of the grants, all as of the expiration date of the options.

	5%	10%
Jan. 2, 2004 grant for all named executives	$40.56	$64.58
Jan. 2, 2004 replacement grant for Mr. Davis	40.56	64.58
Feb. 9, 2004 grant for all named executives	42.02	66.59

(4)	Pursuant to the terms of his stock option award agreements, Mr. Hoffman forfeited all unvested stock options as of Feb. 4, 2005.

The following table provides information for the executives named below regarding options exercised in 2004 and the number and value of exercisable and unexercisable options.

AGGREGATE OPTION EXERCISES IN 2004 AND OPTION VALUES AT DEC. 31, 2004

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Erroll B. Davis, Jr.	--	$--	451,687	386,419	$699,194	$1,811,580
William D. Harvey	--	--	112,430	100,096	126,724	465,010
Eliot G. Protsch	--	--	112,430	67,638	126,724	357,913
Barbara J. Swan	8,235	72,221	86,398	56,731	18,100	315,467
James E. Hoffman(2)	7,528	62,106	90,452	58,772	30,456	334,237

(1)	Based on the closing per share price of Company common stock on Dec. 31, 2004 of $28.60.

(2)	Pursuant to the terms of his stock option award agreements, Mr. Hoffman forfeited all unvested stock options as of Feb. 4, 2005.

LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards made to the executives named below in 2004.

LONG-TERM INCENTIVE AWARDS IN 2004

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Erroll B. Davis, Jr.	36,020	1/1/2007	18,010	36,020	72,040
William D. Harvey	16,486	1/1/2007	8,243	16,486	32,972
Eliot G. Protsch	9,208	1/1/2007	4,604	9,208	18,416
Barbara J. Swan	7,194	1/1/2007	3,597	7,194	14,388
James E. Hoffman (2)	7,218	N/A	N/A	N/A	N/A

(1)	Consists of performance shares awarded as part of the Company’s annual LTI grant. The payout from the performance shares is based on the Company’s three-year Total Shareowner Return (“TSR”) relative to an investor-owned utility peer group during the three-year performance cycle ending Dec. 31, 2006. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of Company common stock or a combination of common stock and cash.

(2)	Pursuant to his Severance Agreement and Release, Mr. Hoffman forfeited all outstanding performance shares as of Feb. 4, 2005.

CERTAIN AGREEMENTS

Mr. Davis currently has an employment agreement with the Company, pursuant to which he will serve as the Chairman of the Company until the expiration of the term of the agreement on the date of the Company’s 2006 Annual Meeting, but no later than May 30, 2006. In addition, he will serve as the Chief Executive Officer of the Company during the term of the agreement unless otherwise determined by the Board of Directors. Mr. Davis will also serve as the Chief Executive Officer of each subsidiary of the Company as long as he holds the same position for the Company. Pursuant to the employment agreement, Mr. Davis will be paid an annual base salary of not less than $750,000. Mr. Davis also will have the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) at least equal to other executive officers and receive supplemental retirement benefits (including continued participation in the Alliant Energy Corporation Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. For purposes of the Company’s Supplemental Executive Retirement Plan described in detail under “Retirement and Employee Benefit Plans,” (i) Mr. Davis will be deemed to have been paid an annual bonus for 2003 of $595,539 (the amount that he would have received had he been eligible for such a bonus for such year); (ii) if Mr. Davis ceases to be the Chief Executive Officer while remaining the Chairman in 2005 and if the annual bonus for 2005 payable in 2006 is less than the target award for Mr. Davis for 2005, Mr. Davis will be deemed to have earned the target award; (iii) a special calculation will apply to protect the dollar amount that Mr. Davis could have been paid on May 1, 2003 if he had retired on April 30, 2003; and (iv) upon termination of employment, Mr. Davis generally will be deemed to be a retiree not subject to the early commencement reduction factors that would otherwise apply. For purposes of the Company’s Executive Tenure Compensation Plan, the Board of Directors has determined to treat Mr. Davis as an eligible retiree at his future termination of employment, regardless of the circumstances other than death. If, prior to the end of the term of the agreement, the employment of Mr. Davis is terminated by the Company without cause (as defined in the employment agreement), or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), or if the employment of Mr. Davis is terminated as a result of the mutual agreement of Mr. Davis and the Board of Directors, the Company or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the later of the end of the term of the agreement or one year after such termination of employment (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or terminates his employment without good reason prior to the end of the term of the agreement, the Company or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis’ employment is terminated by reason of his disability, he will be entitled to such benefits as may be provided by the Company’s current disability program. If Mr. Davis is terminated for cause, the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. In any such case, Mr. Davis shall also be eligible for the benefits he has accrued under the applicable retirement plans, including the benefits under the Supplemental Executive Retirement Plan and the Executive Tenure Compensation Plan. Under the employment agreement, if any payments thereunder constitute an excess parachute payment under the United States Internal Revenue Code (“Code”), then the Company will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

The Company currently has in effect key executive employment and severance agreements (the “KEESAs”) with its executive officers and certain key employees of the Company (including Messrs. Davis, Harvey and Protsch and Ms. Swan). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (depending on which executive is involved) after a change in control of the Company (as defined in the KEESAs) (the “Employment Period”), the officer’s employment is ended through (a) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs); or (b) termination by the officer due to a breach of the agreement by the Company or a significant change in the officer’s responsibilities; or (c) in the case of Mr. Davis’ agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (a) a cash termination payment of up to three times (depending on which executive is involved) the sum of the officer’s annual salary and his or her average annual bonus during the three years before the termination; and (b) continuation for up to the end of the Employment Period of equivalent hospital, medical, dental, accident and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which the Company may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer, President, Senior Executive Vice President and the Executive Vice Presidents (including Messrs. Davis, Harvey and Protsch and Ms. Swan) provide that if any payments thereunder or otherwise constitute an excess parachute payment, the Company will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis’ employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

On Feb. 4, 2005, Corporate Services entered into a Severance Agreement and Release (the “Agreement”) with James E. Hoffman, the Company’s Executive Vice President-Business Development. Mr. Hoffman resigned from his position effective Feb. 4, 2005. Pursuant to the Agreement, the Company agreed to make a cash payment of $680,000 to Mr. Hoffman and provide Mr. Hoffman with up to $25,000 for outplacement services or tuition reimbursement. In addition, the Agreement provided that the restrictions would lapse on 3,868 unvested shares of restricted stock previously awarded to Mr. Hoffman. Under the Agreement, Mr. Hoffman ceased to be eligible to participate under any of the Company’s stock option, bonus, equity, incentive compensation, retirement, pension and other compensation or benefit plans upon his termination of employment, and ceased to be eligible to participate under any of the Company’s medical, dental and life insurance plans on Feb. 28, 2005, except that he is eligible for COBRA continuation for his medical and dental plans. If Mr. Hoffman elects COBRA continuation, the Company will pay for this coverage for up to 18 months. Mr. Hoffman retained his vested rights under qualified retirement plans and under a deferred compensation plan for key employees of the Company. Under the Agreement, Mr. Hoffman agreed to a two-year covenant not to compete with the Company and to keep information regarding the Company confidential. Pursuant to the Agreement, Mr. Hoffman provided the Company and all of its subsidiaries and affiliates a general liability release.

RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Cash Balance Pension Plan

Salaried employees (including officers) of the Company are eligible to participate in the Alliant Energy Cash Balance Pension Plan (the “Pension Plan”) maintained by Corporate Services. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, their benefits would currently be determined by the applicable prior plan benefit formula. The following tables illustrate the estimated annual benefits payable upon retirement at age 65 under the applicable prior plan formula based on average annual compensation and years of service. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

WP&L Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. The individuals listed in the Summary Compensation Table covered by this formula are Messrs. Davis, Harvey and Protsch and Ms. Swan. The benefits would be as follows:

WP&L Plan A Prior Plan Formula Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	15	20	25	30+
$ 200,000	$55,000	$73,333	$91,667	$110,000
300,000	82,500	110,000	137,500	165,000
400,000	110,000	146,667	183,333	220,000
500,000	137,500	183,333	229,167	275,000
600,000	165,000	220,000	275,000	330,000
700,000	192,500	256,667	320,833	385,000
800,000	220,000	293,333	366,667	440,000
900,000	247,500	330,000	412,500	495,000
1,000,000	275,000	366,667	458,333	550,000
1,100,000	302,500	403,333	504,167	605,000

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Pension Plan for covered persons named in the Summary Compensation Table are as follows: Erroll B. Davis, Jr., 25 years; William D. Harvey, 17 years; Eliot G. Protsch, 25 years; and Barbara J. Swan, 16 years.

IES Industries Pension Plan Prior Formula. The only individual listed in the Summary Compensation Table covered by the other applicable prior plan formula was Mr. Hoffman who resigned from the Company effective Feb. 4, 2005. Pursuant to his Severance Agreement and Release, Mr. Hoffman retained his vested benefit under the Pension Plan, which had a lump sum value of $155,000 as of Jan. 1, 2005.

Unfunded Excess Plan

Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation. Pursuant to his Severance Agreement and Release, Mr. Hoffman retained his vested benefit under the Unfunded Excess Plan, which had a lump sum value of $113,000 as of Jan. 1, 2005.

Unfunded Executive Tenure Compensation Plan

Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of Dec. 31, 2004. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $187,500 would be payable to Mr. Davis upon retirement, assuming he continues in service with Corporate Services until retirement at the same salary as was in effect on Dec. 31, 2004.

Supplemental Executive Retirement Plan

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) to provide incentive for key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of the individuals listed in the Summary Compensation Table. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board. The SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with the Company after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant. If the lifetime benefit is selected and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by the Company, payable for a maximum of 12 years. A post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey and Protsch and Ms. Swan are participants in the SERP. Mr. Hoffman had not vested in the SERP at the time of his resignation. The following table shows the amount of retirement payments under the SERP, assuming a minimum of 10 years of service at retirement age and payment in the annuity form.

Supplemental Executive Retirement Plan Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	<10 Years	>10 Years*
$ 200,000	0	$120,000
300,000	0	180,000
400,000	0	240,000
500,000	0	300,000
600,000	0	360,000
700,000	0	420,000
800,000	0	480,000
900,000	0	540,000
1,000,000	0	600,000
1,100,000	0	660,000

*Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan

The Company maintains a Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary and incentive compensation. Participants who have made the maximum allowed contribution to the Company-sponsored 401(k) Savings Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Savings Plan plus the amount deferred under this Plan; or (b) 6% of base salary, reduced by the amount of any matching contributions in the 401(k) Savings Plan. The employee may elect to have his or her deferrals credited to an Interest Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in the common stock of the Company and will be credited with dividends, which will be treated as if reinvested. The shares of common stock identified as obligations under the Plan are held in a rabbi trust. Payments from the Plan may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by the Chief Executive Officer of Corporate Services. Messrs. Davis, Harvey and Protsch and Ms. Swan are participants in the Plan.

REPORT OF THE COMPENSATION AND PERSONNEL

COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently composed of four independent directors. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executive officers, evaluates executive officer performance, and considers related matters. It also makes recommendations to the Nominating and Governance Committee regarding Director compensation. To support it in carrying out its mission, the Committee engages an independent consultant (which is retained by the Committee rather than Company executives).

The Committee Charter was amended in January 2004 to enhance corporate governance through the adoption of recommended and required modifications detailing the role and functions of the Committee in compliance with the NYSE listing standards.

The Committee is committed to implementing an overall compensation program for executive officers that furthers the Company’s mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company’s business strategies:

•	Executive management compensation (and particularly, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of the Company’s shareowners and customers.

•	Total compensation should enhance the Company’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, the successful operation and management of the Company depends.

•	Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, the Company targets the median (50th percentile) of base salaries paid by companies of similar revenue base within the utility and general industries.

•	Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, the Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by companies of similar revenue base within the utility and general industries.

Components of Compensation

The major elements of the Company’s executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. These elements are addressed separately in this report. In setting the level for each major component of compensation, the Committee considers all elements of an executive officer’s total compensation package, including employee benefit and perquisite programs. The Committee’s goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered to similarly situated executive officers at companies of similar size within the industry.

For 2004, the Committee determined that total executive compensation at target levels is in line with competitive compensation of comparative companies.

To ensure the Committee has adequate time to consider executive officers’ total compensation for the coming year, Committee members are provided detailed compensation information in advance of the second to last Committee meeting of the previous year, which is then presented and analyzed at that Committee meeting. Committee members then have time between meetings to raise questions and ask for additional information. The Committee then makes final decisions regarding compensation at the last Committee meeting of the previous year.

Base Salaries

The Committee annually reviews each executive officer’s base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data from similarly-sized companies, with utility-specific positions based exclusively on energy industry data. The industry peer group the Committee used for assessing compensation is the S&P Midcap 400 Utilities Index. The Committee annually adjusts base salaries to recognize changes in the market, Company performance, varying levels of responsibility, and executive officers’ prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases, though the Committee also considers individual performance factors in setting base salaries. The Committee reviews executive salaries for market comparability using utility and general industry data contained in published compensation surveys.

Based on this data and consultation with the independent executive compensation consultant, the Committee approved base salary increases for executive officers in 2004.

Short-Term Incentives

The Company’s short-term (annual) incentive program promotes the Committee’s pay-for-performance philosophy by providing executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of Company, subsidiary and business unit performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executive officers to achieve these goals. On an annual basis, the Committee reviews and approves the program’s performance goals, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive program available during 2004 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan – In 2004, the Alliant Energy Corporation Management Incentive Compensation Plan (the “MICP”) covered executive officers and was based on achieving annual targets for Company and business unit performance. Corporate performance was gauged on earnings per share from continuing operations, total cash flow from continuing operations, Lean Six Sigma savings, environmental, health and safety assessment closure rates, and diversity initiatives. Business unit performance was gauged on those goals and other operational measures specific to the business unit. Target and maximum bonus awards under the MICP in 2004 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but substantially challenging. The level of performance achieved in each category determines actual payment of bonuses as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined earnings per share from continuing operations target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. MICP targets range from 80% of base salary for Mr. Davis, to 30-65% of base salary for other executive officers, with a maximum possible payout for all of two times their target percentage.

After assessing corporate and business unit performance against established goals, the Committee determined that the executive officers were eligible to receive MICP awards for 2004 plan year performance.

Long-Term Incentives

The Committee strongly believes compensation for executive officers should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Company maintains plans that permit grants of stock options, restricted stock and performance units/shares with respect to the Company’s common stock. The Committee believes that the incentive plans balance the Company’s annual compensation programs by emphasizing compensation based on the long-term, successful performance of the Company from the perspective of the Company’s shareowners.

In determining actual award levels under the Alliant Energy Corporation Long-Term Incentive Program, the Committee sought to provide competitive total compensation opportunities to executive officers while also taking performance factors into account. As such, award levels for 2004 were based on a competitive analysis of similarly sized utility and general industry companies that took into consideration the market level of long-term incentives, the competitiveness of the total compensation package and Company performance. Award levels were targeted to the median of the range of such awards paid by comparable companies. A description of the long-term incentive programs available to executive officers during 2004 follows.

Alliant Energy Corporation Long-Term Incentive Program – The Alliant Energy Corporation Long-Term Incentive Program covered all executive officers and consisted of the following components in 2004: non-qualified stock options and performance shares. Select executive officers were also awarded grants of restricted stock for retention purposes.

Non-qualified stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company’s common stock. Payout of performance shares granted in 2002 is based on the Company’s three-year total shareowner return (“TSR”) relative to an investor-owned utility peer group, and on the Company’s three-year annualized earnings per share growth. Payout of performance shares granted in 2003 and 2004 is based solely on the Company’s three-year TSR relative to the peer group. Thus, the Committee believes the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2004, the Committee made grants of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Hoffman and Protsch and Ms. Swan. All option grants had a per share exercise price equal to the fair market value of a share of Company common stock on the day following the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a 10-year term from the date of the grant. The performance share grants, with final awards that range from zero to 200% of target, were based on performance against the criteria described above.

Due to the Company’s three-year annualized earnings per share growth and TSR goals not being achieved, there was no performance share payout for the 2002 grant which had a three-year cycle ending in December 2004.

In addition to stock options and performance shares, executive officers, including Mr. Davis, received grants of restricted stock in 2004. The restricted stock vests 100% two or three years after the date of grant, as the case may be (with immediate vesting in case of death, disability or retirement). These grants of restricted stock were made for the purpose of recognizing and retaining these key individuals.

Following an extensive review of the Company’s long-term incentive programs, the Committee determined that, commencing in 2005, performance-contingent restricted stock would replace stock options as a component of an executive officer’s long-term incentive grant. Thus, performance shares and performance-contingent restricted stock will comprise the total target award for 2005.

Other Benefits

Basic benefit programs that are made available to all other salaried employees are also made available to executive officers, including the Company’s 401(k) Savings Plan and the Cash Balance Pension Plan. In addition, executive officers are eligible to participate in the Company’s Excess Plan, Supplemental Executive Retirement Plan and Key Employee Deferred Compensation Plan – all as described in the Retirement and Benefit Plans section of this proxy statement. Executive officers are also eligible for a separate Executive Health Care Plan (medical and dental) and flexible perquisites.

Certain executive officers receive individually owned life insurance policies. Premiums paid by the Company for this insurance were taxed as bonuses to the individual officers beginning in 2004.

Compensation of the Chairman and Chief Executive Officer

When determining the compensation package of the Chairman and CEO, the Committee follows the same general policies that guide compensation decisions for other executive officers. Thus, the Committee based Mr. Davis’ award levels on an analysis of similarly sized utility and general industry companies that took into consideration the competitiveness of the total compensation package, as well as Company performance.

As was the case for other executive officers, Mr. Davis received a base salary increase in 2004 to $750,000 from his previous level of $685,000, which had been in effect for both 2002 and 2003. The Committee approved the salary increase based on its evaluation of Mr. Davis’ performance and on a review of competitive data.

For 2004, Mr. Davis’ short-term incentive payout was based solely on the Company’s performance on the corporate goals described above. The Committee approved a final 2004 incentive payout for Mr. Davis of $375,197 based on achievement of these pre-established goals.

For 2004, Mr. Davis’ target long-term incentive percentage was 200% of base salary, with the total award comprising performance shares and stock options. In addition to these grants, the Committee also approved a grant of restricted stock for recognition and retention purposes. All of Mr. Davis’ 2004 awards under the long-term incentive program are shown in the tables under “Stock Option Grants in 2004” and “Long-Term Incentive Awards in 2004.”

Share Ownership Guidelines

The Company has established share ownership guidelines for executive officers as a way to better align the financial interests of its officers with those of its shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares for the Chief Executive Officer, 36,000 shares for Executive Vice Presidents and 12,000 shares for Vice Presidents. These executive officers are expected to make continuing progress toward compliance with these guidelines. Individuals at the participating levels are asked to achieve the recommended ownership multiple within a 5-year period from the effective date of becoming an officer. The Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances. All taxable income for 2004 of the executive officers of the Company qualified under Section 162(m) as deductible by the Company.

Conclusion

The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company’s executive officers. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE

Singleton B. McAllister (Chairperson)

Michael L. Bennett

David A. Perdue

Judith D. Pyle

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of the Board of Directors of the Company is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company’s independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent auditor. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting.

The principal accounting fees that were billed to the Company by its independent auditors for work performed on behalf of the Company and its subsidiaries for 2003 and 2004 were as follows:

	2003	2004
Audit Fees (1)	$2,293,000	$2,974,000
Audit-Related Fees	332,000	1,349,000
Tax Fees	435,000	606,000
All Other Fees	54,000	59,000

(1)The Audit Fees for 2004 included additional fees required by Section 404 of the Sarbanes-Oxley Act related to the Company’s internal controls for financial reporting that were not required in 2003.

Audit-Related Fees consisted of the fees billed for employee benefits plan audits and attest services not required by statute or regulations for both 2003 and 2004, due diligence and related matters and Sarbanes-Oxley Section 404 planning for 2004.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent auditors’ tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products.

The Audit Committee does not consider the provision of non-audit services by the independent auditors described above to be incompatible with maintaining auditor independence.

The Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

Michael L. Bennett (Chairperson)

Singleton B. McAllister

Ann K. Newhall

David A. Perdue

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The SEC rules require that the Company show a graphical comparison of the total return on its common stock for the last five fiscal years with the total returns of a broad market index and a more narrowly focused industry or group index. (Total return is defined as the return on common stock including dividends and stock price appreciation, assuming reinvestment of dividends.) The Company has selected the Standard & Poor’s (S&P) 500 Index for the broad market index and the S&P Midcap 400 Utilities Index and the S&P 500 Utilities Index as industry indices. The Company has added the S&P Midcap 400 Utilities Index to the graphical comparison because it has determined that the S&P Midcap 400 Utilities Index provides a useful index for stock comparison purposes and for executive compensation benchmarking. The following chart compares the total return of an investment of $100 in Company common stock on Dec. 31, 1999, with like returns for the S&P 500, S&P 500 Utilities and the S&P 400 Midcap Utilities indices.

	Dec. 31,
	1999	2000	2001	2002	2003	2004
Alliant Energy Corporation (LNT)	$100.00	$124.11	$126.32	$75.40	$119.50	$142.73
S&P 500 INDEX	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 500 UTILITIES	$100.00	$157.19	$109.34	$76.55	$96.65	$120.11
S&P MIDCAP 400 UTILITIES	$100.00	$155.98	$141.43	$125.34	$158.27	$188.09

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s common stock and subsidiary preferred stock with the SEC and the NYSE. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s reporting persons in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. The Company is required to disclose in this proxy statement the failure of reporting persons to file these reports when due. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied these filing requirements.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

ALLIANT ENERGY CORPORATION

2005 Annual Meeting of Shareowners

Thursday, May 19, 2005, at 1:00 p.m. (Central Daylight Time)

Cedar Rapids Marriott

1200 Collins Rd N.E.

Cedar Rapids, IA

Please be prepared to show picture ID.

Please fold and detach admission ticket at perforation

ALLIANT ENERGY CORPORATION

Shareowner Services

P.O. Box 2568

Madison, WI 53701-2568

1-800-356-5343

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints Erroll B. Davis, Jr. and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan and IES Employee Stock Ownership Plan) at the close of business on March 30, 2005, at the Annual Meeting of Shareowners of the Company to be held at the Cedar Rapids Marriott, Cedar Rapids, IA on May 19, 2005 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s 2004 Annual Report, Notice of Annual Meeting and Proxy Statement dated April 7, 2005, subject to any directions indicated on the reverse side of this card.

***********************************************************************************************

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With 24/7 access via the web, shareowners can:

♦	View payment information
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Go to www.alliantenergy.com/shareowners

Shareowner Services P.O. Box 2568 Madison, WI 53701-2568 1-800-356-5343	VOTE BY TELEPHONE Call TOLL-FREE using a touch-tone telephone: 1-800-660-7580

VOTE BY INTERNET Access the Website and cast your vote: http://www.alliantenergy.com/ annualreports

VOTE BY MAIL Return your signed proxy card in the postage-paid envelope provided to: Alliant Energy PO Box 2568 Madison, WI 53701

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Central Daylight Time on May 18, 2005 to be counted in the final tabulation.

ê Please fold and detach card at perforation before mailing ê

Alliant Energy Corporation	PO Box 2568	Madison, WI 53701

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees.

Indicate your vote by an (X) in the appropriate boxes.	For All	Withhold For All	For All Except(*)

ELECTION OF DIRECTORS	☐	☐	☐

Nominees for terms ending in 2008:	(01) William D. Harvey (02) Singleton B. McAllister (03) Anthony R. Weiler

*To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an (x) in the “FOR ALL EXCEPT” box.

P R O X Y	☐ I (we) consent to access future notices of annual meetings, proxy statements and annual reports electronically through the Internet, instead of receiving these materials by mail.
☐ I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting.

	Signature	Date

	Signature	Date
Please date and sign your name(s) exactly as shown herein and mail promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In case of Joint Holders, all should sign.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

ALLIANT ENERGY CORPORATION

2005 Annual Meeting of Shareowners

Thursday, May 19, 2005, at 1:00 p.m. (Central Daylight Time)

Cedar Rapids Marriott

1200 Collins Rd N.E.

Cedar Rapids, IA

Please be prepared to show picture ID.

é    Please fold and detach admission ticket at perforation.    é

ê    Please fold and detach card at perforation before mailing.    ê

Alliant Energy Corporation	Confidential Voting Instructions

These confidential voting instructions are to American Express Trust Company, as Trustee for the Alliant Energy Corporation 401(k) Savings Plan (the “Plan”), and are solicited on behalf of the Board of Directors of Alliant Energy Corporation for the Annual Meeting of Shareowners to be held on May 19, 2005.

The undersigned, as a participant in the Plan, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Alliant Energy Corporation common stock credited to the undersigned’s account under the Plan at the Annual Meeting of Shareowners to be held on Thursday, May 19, 2005 at 1:00 p.m. at the Cedar Rapids Marriott, 1200 Collins Rd N.E., Cedar Rapids, Iowa, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, described in the proxy statement, subject to any directions indicated on the reverse side of the card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

Shareowner Services P.O. Box 2568 Madison, WI 53701-2568 1-800-356-5343	VOTE BY TELEPHONE
Have this form available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have this form available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date the card below and return it to: Corporate Election Services (CES), PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	card to CES if you have not
1-800-542-1160	http://www.votefast.com	voted electronically.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 10:59 p.m. Central Daylight Time on May 17, 2005 to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

Alliant Energy Corporation	Confidential Voting Instructions

The Trustee is directed to vote as specified below (or if no specification is made) “FOR” the election of all listed director nominees. To vote in accordance with the Board of Directors’ recommendation, just sign below without checking any boxes. If you fail to sign and return these instructions, the Trustee will vote all shares deemed credited to your account as directed by the Total Compensation Committee.

Although the Trustee makes no recommendation, the Board of Directors recommends a vote “FOR” all listed director nominees.

1.	ELECTION OF DIRECTORS

Nominees for terms ending in 2008:    (01) William D. Harvey    (02) Singleton B. McAllister    (03) Anthony R. Weiler

☐ FOR ALL	☐ WITHHOLD FOR ALL	☐ FOR ALL EXCEPT ( * )

* To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an ( X ) in the “For All Except” box.

Signature	Date
Please date and sign your name exactly as shown hereon and mail. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.